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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
---------
 FORM 3
---------

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
-------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
    Lockheed Martin Corporation (See also Attachment A)
-------------------------------------------------------------------------------
(Last)                              (First)                            (Middle)
    6801 Rockledge Drive
-------------------------------------------------------------------------------
                                    (Street)
    Bethesda                       Maryland                           20817
-------------------------------------------------------------------------------
(City)                              (State)                               (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)    January 31, 1997
                                                       ------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                               ----------------

4.  Issuer Name and Ticker or Trading Symbol
                                             Orion Network Systems, Inc. -- ONSI
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    _____Director                                    __X__10% Owner
    _____Officer (give title below)                  _____Other (specify below)


6.  If Amendment, Date of Original (Month/Day/Year)
                                                  -----------------------------


7.  Individual or Joint/Group Filing (Check Applicable Line)
    ___ Form filed by One Reporting Person
    _X_ Form filed by More than One Reporting Person


            Table I -- Non-Derivative Securities Beneficially Owned

--------------------  ---------------  ------------------  ---------------------
1. Title of Security  2. Amount of     3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)            Securities       Direct (D) or       Beneficial
                         Beneficially     Indirect (I)        Ownership
                         Owned            (Instr. 5)          (Instr. 5)
                         (Instr. 4)
--------------------  ---------------  ------------------  ---------------------

Common Stock,            239,769          I                By Lockheed Martin
 $.01 par value                                            Commercial Launch
 per share                                                 Services, a
                                                           subsidiary of the
                                                           Reporting Person


Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
  5(b)(v).

        TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------ -------------- -------------   ----------- ----------- ------------
1.Title of   2.Date         3.Title and     4.Conver-   5.Ownership 6.Nature of
  Derivative   Exercisable    Amount of       sion or     Form of     Indirect
  Security     and            Securities      Exercise    Derivative  Beneficial
  (Instr. 4)   Expiration     Underlying      Price of    Security:   Ownership
               Date           Derivative      Derivative  Direct      (Instr. 5)
               (MM/DD/YY)     Security        Security    (D) or
                              (Instr. 4)                  Indirect
              ------ ------- ----- ------                 (I)
              Date   Expir-  Title Amount                 (Instr. 5)
              Exer-  ation         or
              cis-   Date          Number
              able                 of
                                    Shares
------------ ------- ------ ------ -------- ----------- ----------- ------------

Series C 6%  Any     N/A    Common 1,128,571* $17,50***      I       ****
Cumulative   time           Stock,
Redeemable                  $.01
Convertible                 par
Preferred                   value
Stock


Explanation of Responses:

* Subject to Adjustment. Excludes shares issuable in payment of accrued but unpaid dividends on Series C 6% Cumulative Redeemable Convertible Preferred Stock.

***Subject to adjustment.

****By Lockheed Martin Commercial Launch Services, Inc., a subsidiary of the
    Reporting Person.

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


LOCKHEED MARTIN CORPORATION


By /s/ Raymond S. Colladay                                     2/10/97
----------------------------------                     -----------------------
Raymond S. Colladay                                              Date
Title:  President-Astronautics
**Signature of Reporting Person


LOCKHEED MARTIN COMMERCIAL LAUNCH SERVICES, INC.


By /s/ Jeffrey D. MacLauchlan                                  2/10/97
----------------------------------                     -----------------------
Jeffrey D. MacLauchlan                                           Date
Title:  Vice President and Asst. Treasurer
**Signature of Reporting Person


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                  Attachment A
                                       of
                                     Form 3



Issuer Name (Item 4 of Form 3):  Orion Network Systems, Inc.

Date of Event Requiring Statement (Item 2 of Form 3):  January 31, 1997

Designated Filer (Item 1 of Form 3):  Lockheed Martin Corporation

Additional Reporting Person:  Lockheed Martin Commercial Launch Services, Inc.
                              12999 Deer Creek Canyon Road
                              Littleton, Colorado 80127

Form of Ownership of Additional Reporting Person (Item 3 of Table I and Item 5 of Table II): Direct